Exhibit 99.A

TRANSACTIONS IN THE ISSUER’S SECURITIES BY BRADLEY & DAYTONA AND ALEXANDER KACHMAR SINCE AUGUST 27, 2026

	Date of	Securities	Average Price Per	Trading Range of Transactions
Transaction Description	Transaction	Purchased*	Share**	Min	Max
Purchase of Series A Preferred Stock	9/02/2026	10	$8.89	$8.89	$8.89
Purchase of Series A Preferred Stock	9/08/2026	96	$8.73	$8.55	$8.90
Purchase of Series A Preferred Stock	9/09/2026	35	$9.00	$8.95	$9.04
Purchase of Series A Preferred Stock	9/10/2026	12	$9.20	$9.05	$9.35
Purchase of Series A Preferred Stock	9/11/2026	87	$8.58	$7.92	$9.24
Purchase of Series A Preferred Stock	9/17/2026	12	$8.87	$8.87	$8.87
Purchase of Series A Preferred Stock	9/21/2026	328	$8.03	$7.48	$8.58
Purchase of Series A Preferred Stock	9/22/2026	62	$8.03	$7.97	$8.08
Purchase of Series A Preferred Stock	9/23/2026	69	$8.59	$8.18	$8.99
Purchase of Series A Preferred Stock	9/24/2026	14	$8.83	$8.58	$9.07
Purchase of Series A Preferred Stock	9/25/2026	34	$8.79	$8.53	$9.04
Purchase of Series A Preferred Stock	9/28/2026	102	$8.66	$8.30	$9.02
Purchase of Series A Preferred Stock	9/29/2026	19	$8.76	$8.76	$8.76
Purchase of Series A Preferred Stock	10/6/2026	622	$7.62	$7.28	$7.96
Purchase of Series A Preferred Stock	10/7/2026	580	$7.02	$6.63	$7.40

*Represents transactions made on the open market by the Reporting Persons.

**The price reported is the average purchase price. These shares were purchased in multiple transactions at prices ranging between the "Min" and "Max" values included in the “Trading Range of Transactions” column. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth above.